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                                    Rule 424(B)(3) Registration No. 333-15607
                                    Supplement to Registration Statement on
                                    Form S-4, Registration No. 333-15607


                     PROXY STATEMENT/PROSPECTUS SUPPLEMENT
            (TO PROXY STATEMENT/PROSPECTUS DATED NOVEMBER 6, 1996)

                             STAT Healthcare, Inc.

                                PROXY STATEMENT

                        Special Meeting of Stockholders
                        to be held on December 10, 1996

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                        AMERICAN MEDICAL RESPONSE, INC.

                                  PROSPECTUS

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     This Proxy Statement/Prospectus Supplement includes forward-looking statements based on current plans and expectations of STAT Healthcare, Inc. and should be read in conjunction with the Proxy Statement/Prospectus of STAT Healthcare, Inc. and American Medical Response, Inc. dated November 6, 1996. Such statements relate to, among other matters, proposed acquisitions and estimates of amounts that are not yet determinable. Such statements involve risks and uncertainties which may cause actual future activities and revenues to be materially different from that suggested below, including among others, the risk that proposed acquisitions are not consummated or are not successful, and changes in reimbursement practices or rates or in applicable government regulations, as well as other factors described in the Proxy Statement/Prospectus dated November 6, 1996.

                              RECENT DEVELOPMENTS

ANTICIPATED EMERGENCY MEDICAL SERVICES CONTRACTS

     STAT Healthcare, Inc. ("STAT") anticipates that in December 1996 one of its affiliated physician groups will enter into contracts ("Contracts") to provide emergency medical services at up to seven hospitals in the Southeastern United States. As currently proposed, the Contracts will have a one-year initial term commencing on January 1, 1997 with provisions for automatic renewal unless terminated by either party, and may be terminated by the hospitals in certain circumstances, including unsatisfactory service by STAT or its affiliated physician group. STAT estimates that revenues from the Contracts in the year ending December 31, 1997 will aggregate approximately $10 million. No assurance can be given that the Contracts will be obtained, or that if obtained the Contracts will generate estimated revenues or profit margins consistent with STAT's existing business.

     If the Contracts are obtained, an unaffiliated corporation ("Contractor") will provide certain management services to STAT related to the Contracts and for which Contractor will receive from STAT a one-time start-up fee of $1.5 million. STAT would also have the right to purchase Contractor, and may be required to purchase Contractor, in either case for a purchase price of $1.25 million on the first anniversary of the Contracts if such contracts are extended for a second year. STAT would further be required to pay to the shareholders of Contractor an additional $1.25 million on the second anniversary of the Contracts if such contracts are extended for a third year.

OTHER POTENTIAL ACQUISITIONS

     STAT and its affiliated physician groups are involved in various stages of negotiations to acquire additional emergency medical services contracts and existing dialysis treatment centers. However, no assurance can be given that any potential acquisition will be consummated.

     ENCLOSED IS A PROXY CARD RELATING TO THE ACTIONS TO BE TAKEN AT THE SPECIAL MEETING. IN THE EVENT THAT YOU HAVE PREVIOUSLY PROVIDED YOUR PROXY AND WISH TO CHANGE YOUR VOTE IN ANY RESPECT, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

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 THE DATE OF THIS PROXY STATEMENT/PROSPECTUS SUPPLEMENT IS NOVEMBER 27, 1996.